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Exhibit 3.1.3

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Correction
(PURSUANT TO NRS 78, 78A, 80, 81,
82, 84, 86, 87, 58, 88A, 89 AND 92A)

Important. Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 58, 88A, 89 AND 92A)

1.
The name of the entity for which correction is being made:

        VitaCube Systems Holdings, Inc.

2.
Description of the original document for which correction is being made:

        Certificate of Change Pursuant to NRS 78.209

3.
Filing date of the original document for which correction is being made: November 30, 2004

4.
Description of the inaccuracy or defect.

        In Paragraph 3 of the Certificate of Change, the current number of authorized shares and par value, if any, of each class or series, if any, of shares before the change was shown as "50,000,000, par value $.001 per share." In Paragraph 4 of the Certificate of Change, the number of authorized shares and par value, if any, of each class or series, if any, of shares after the change was shown as "$50,000,000, par value $.001 per share."

5.
Correction of the inaccuracy or deft.

        Paragraph 3 of the Certificate of Change should be corrected to read as follows: "The current number of authorized shares and par value, if any, of each class or series, if any, of shares before the change" 50,000,000 shares of Common Stock, par value $.001 per share, and 5,000,0000 shares of Preferred Stock, par value $.001 per share."

        Paragraph 4 of the Certificate of Change should be corrected to read as follows: "The current number of authorized shares and par value, if any, of each class or series, if any, of shares after the change: 50,000,000 shares of Common Stock, par value $.001 per share, and 5,000,0000 shares of Preferred Stock, par value $.001 per share."

6.
Signature:

/s/ Sanford D. Greenberg Authorized Signature	CEO/President Title	02/07/05 Date

        *If entity is a Corporation, it must be signed by an Officer is stock has been issued, OR an Incorporator or Director is stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limtied Partnership or Lmited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Parner; a Busienss Trust, by aTrustee.

        IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM Correction 2003
Revised on: 10/24/03

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  Exhibit 3.1.3